EXHIBIT 99.9

                  [CLEARFIELD BANK & TRUST COMPANY LETTERHEAD]


                                September 2, 1999


Dear Shareholder:

         As you are aware from the supplemental information mailed on August 23, 1999, Clearfield Bank & Trust Company has initiated litigation against Omega Financial Corporation. Inasmuch as we wish to allow the Court sufficient time to rule on the issues of the case, we have decided to postpone the special shareholders meeting that was scheduled for September 8, 1999. The Special Meeting will be held on September 20, 1999, at 1:00 p.m. at The Knights of Columbus, 512 Arnold Avenue, Clearfield, Pennsylvania. We regret any inconvenience that this may cause. We urge you to carefully read your proxy statement/prospectus and all communications from your company.

         Your Board of Directors believes the Penn Laurel transaction is in the best interest of the shareholders and urges you to vote in favor of the merger.

                                              Sincerely yours,

                                              /s/ William E. Wood
                                              -------------------------
                                              Clearfield Bank & Trust Company
                                              President and Chief Executive
                                              Officer